Exhibit 10.3

SERVICE AGREEMENT

THIS AGREEMENT is dated and effective as of the 1st day of June, 2019.

BETWEEN:

TRIDENT BRANDS INCORPORATED of 101-200 South Executive Drive, Brookfield, WI 53005 USA

(the "Company")

AND:
Anthony Pallante, c/o of 302-1315 North Services Rd. E. Oakville, ON L6H1A7

(the "Contractor")

WHEREAS:

A. The Company has retained the Mr. Pallante to be the Chairman and CEO; and

B. Mr. Pallante has agreed to provide the Services to the Company on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

ARTICLE I
APPOINTMENT AND AUTHORITY OF CONTRACTOR

1.1 Appointment of Contractor.  The Company hereby appoints Mr. Pallante to perform the Services for the benefit of the Company as hereinafter set forth, and the Company hereby authorizes Mr. Pallante to exercise such powers as provided under this Agreement.  Mr. Pallante accepts such appointment on the terms and conditions herein set forth.

1.2 Performance of Services.  The Services hereunder have been and shall continue to be provided on the basis of the following terms and conditions:

(a)	the Services shall include management services as a CEO & Chairman of the Board of Directors;

(b)	Mr. Pallante shall report directly to the Board of Directors of the Company;

(c)
Mr. Pallante shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder, including the Services, are to the satisfaction of the Company, acting reasonably, and Mr. Pallante shall provide any other services not specifically mentioned herein, but which by reason of Mr. Pallante's capability Mr. Pallante knows or ought to know to be necessary to ensure that the best interests of the Company are maintained; and

1.3 Independent Contractor.  In performing the Services, Mr. Pallante shall be an independent contractor of the Company.

ARTICLE II
CONTRACTOR'S AGREEMENTS

2.1 Expense Statements.  Mr. Pallante may incur reasonable expenses in the name of the Company.   The Company will reimburse him for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals, hotel accommodations and health benefits, upon submission by him of vouchers or receipts.

2.2 Regulatory Compliance.  Mr. Pallante agrees to comply with all applicable securities legislation and regulatory policies in relation to providing the Services, including but not limited to United States securities laws (in particular, Regulation FD) and the policies of the United States Securities and Exchange Commission.

ARTICLE III
COMPANY'S AGREEMENTS

3.1 Compensation.  Mr. Pallante shall receive payment of US $23,000 per month, payable by the 15th day of every month, as compensation for providing the Services pursuant to the terms of this Agreement.

3.2 Information.  Subject to the terms of this Agreement, the Company shall make available to Mr. Pallante such information and data and shall permit Mr. Pallante to have access to such documents as are reasonably necessary to enable it to perform the Services under this Agreement.

ARTICLE IV
DURATION, TERMINATION AND DEFAULT

4.1 Effective Date.  This Agreement shall become effective as of June 1, 2019 (the "Effective Date"), and shall continue for a period of Twelve months thereafter (the "Term") or until earlier terminated pursuant to the terms of this Agreement.  This Agreement will renew automatically unless terminated in writing by either party.

4.2 Termination.  The Company or Mr. Pallantemay terminate this Agreement with 90 days written notice.

4.3 Duties Upon Termination.  Upon termination of this Agreement for any reason, Mr. Pallante shall upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and

(b)
all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts, provided that Mr. Pallante shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company.

4.4 Compensation of Mr. Pallante on Termination.  Upon termination of this Agreement by the Company, Mr. Pallante shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to Mr. Pallante under this Agreement all sums due and payable under this Agreement to the date of termination and Mr. Pallante shall have no right to receive any further payments; provided, however, that the Company shall have the right to offset against any payment owing to Mr. Pallante under this Agreement any damages, liabilities, costs or expenses suffered by the Company by reason of the fraud, negligence or willful act of Mr. Pallante, to the extent such right has not been waived by the Company.  Upon termination of this Agreement by the Company without cause, Mr. Pallante shall be entitled to a payment equivalent tothirty-six months of the cash compensation fee specified in section 3.1.  Any options or shares unvested at the time of termination shall be cancelled and returned to treasury unless there is a change of control.  Upon change of control, 100% of the unvested options will vest.

ARTICLE V
CONFIDENTIALITY

5.1 Maintenance of Confidential Information.  Mr. Pallanteacknowledges that in the course of its appointment hereunder Mr. Pallante will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers (the "Confidential Information").  For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.  Mr. Pallante acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect.  Accordingly, Mr. Pallante covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of Mr. Pallante, Mr. Pallante will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

5.2 Exceptions. The general prohibition contained in Section 5.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of Mr. Pallante;

(c)	is already in the lawful possession of Mr. Pallante at the time of receipt of the Confidential Information; or

(d)
is compelled by applicable law to be disclosed, provided that Mr. Pallante gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

ARTICLE VI
DEVOTION TO CONTRACT

6.1 Devotion to Contract.  During the term of this Agreement, Mr. Pallante shall devote sufficient time, attention, and ability to the business of the Company, and to any associated company, as is reasonably necessary for the proper performance of the Services pursuant to this Agreement.  Nothing contained herein shall be deemed to require Mr. Pallante to devote its exclusive time, attention and ability to the business of the Company.  During the term of this Agreement, Mr. Pallante shall, and shall cause each of its agents assigned to performance of the Services on behalf of Mr. Pallante, to:

(a)	at all times perform the Services faithfully, diligently, to the best of its abilities and in the best interests of the Company;

(b)	devote such of its time, labor and attention to the business of the Company as is necessary for the proper performance of the Services hereunder; and

(c)	refrain from acting in any manner contrary to the best interests of the Company or contrary to the duties of Mr. Pallante as contemplated herein.

6.2 Other Activities.  Mr. Pallante shall not be precluded from any other outside activities.

ARTICLE VII
MISCELLANEOUS

7.1 Notices.  All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address provided on the first page of this Agreement, or to such other address as may be designated from time to time by such party in writing.

7.2 Independent Legal Advice.  Mr. Pallante acknowledges that:

(a)	Mr. Pallante has been requested to obtain his own independent legal advice on this Agreement prior to signing this Agreement;

(b)	Mr. Pallante has been given adequate time to obtain independent legal advice;

(c)	by signing this Agreement, Mr. Pallante confirms that he fully understands this Agreement; and

(d)	by signing this Agreement without first obtaining independent legal advice, Mr. Pallante waives his right to obtain independent legal advice.

7.3 Change of Address.  Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

7.4 Entire Agreement.  As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of Mr. Pallante by the Company are null and void.  The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

7.5 Further Assurances.  Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.6 Waiver.  No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent.  A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

7.7 Amendments in Writing.  No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.8 Assignment.  Except as herein expressly provided, the respective rights and obligations of Mr. Pallante and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon Mr. Pallante and the Company and their permitted successors or assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.9 Severability.  In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

7.10 Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

7.11 Number and Gender.  Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.12 Time.  Time shall be of the essence of this Agreement. In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a business day.  For the purposes of this Agreement, "business day" means a day which is not Saturday or Sunday or a statutory holiday in Reno, Nevada, U.S.A.

7.13 Enurement.  This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and Mr. Pallante and the personal legal representatives of Mr. Pallante.

7.14 Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

7.15 Currency.  Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

7.16 Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

7.17 Proper Law.  This Agreement will be governed by and construed in accordance with the law of the State of New York.  The parties hereby attorn to the jurisdiction of the Courts in the State of New York.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

TRIDENT BRANDS INCORPORATED

Per: /s/ Scott Chapman
Name: Scott Chapman
Position: Director

Date: June 1st, 2019

Anthony Pallante

Per: /s/Anthony Pallante
Anthony Pallante

Date: June 1st, 2019